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                           REED SMITH SHAW & MCCLAY

MAILING ADDRESS:                435 SIXTH AVENUE              WASHINGTON, DC
P.O. BOX 2009              PITTSBURGH, PA 15219-1886
PITTSBURGH, PA 15230-2009         412-288-3131                PHILADELPHIA, PA

FACSIMILE                                                     HARRISBURG, PA
412-288-3063
TELEX 277871 (RCA)                                            MCLEAN, VA

WRITER'S DIRECT DIAL NUMBER                                   PRINCETON, NJ


                                                                     Exhibit 5.1



                                       February 15, 1996




  Calgon Carbon Corporation
  P.O. Box 717
  Pittsburgh, PA  15230

              Registration Statement on Form S-8 re
              1993 Non-employee Directors' Stock Option Plan
              ----------------------------------------------------

  Gentlemen:

            We have acted as special counsel to Calgon Carbon Corporation (the "Company") in connection with the above-captioned Registration Statement (the "Registration Statement") relating to up to 100,000 shares of Common Stock, par value $.01 per share, of the Company (the "Common Stock") which may be purchased by directors of the Company under the Company's 1993 Non-employee Directors' Stock Option Plan (the "Plan"). The Plan provides that either authorized but unissued or reacquired shares of Common Stock may be issued upon the exercise of stock options granted under the Plan. In rendering our opinion below, we have assumed that any previously issued shares reacquired by the Company and used under the Plan will have been duly authorized, validly issued and fully paid at the time of their original issuance.

            In connection with this opinion, we have examined, among other things:

              (1) the Amended Certificate of Incorporation of the Company, as amended to date;

              (2) resolutions adopted by the Board of Directors of the Company on February 11, 1993 adopting the Plan, authorizing the issuance of up to 100,000 shares of Common Stock thereunder and reserving 100,000 shares of Common Stock for such purpose;

              (3)  the Plan, as currently in effect; and

              (4) minutes of the Annual Meeting of Stockholders of the Company on April 20, 1993 approving the adoption of the Plan by the Board of Directors.

            Based upon the foregoing and upon an examination of such other documents, corporate proceedings, statutes, decisions and questions of law as we considered necessary in order to enable us to furnish this opinion, and subject to the assumption set forth above, we are pleased to advise you that in our opinion:

              (a) The Company has been duly incorporated and is a validly existing corporation under the laws of the State of Delaware; and
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                                                              February 15, 1996

               (b) The shares of Common Stock being registered and which may be issued by the Company pursuant to the provisions of the Plan upon the exercise of stock options granted under the Plan have been duly authorized, and upon such issuance in accordance with the provisions of the Plan such shares will be validly issued, fully paid and nonassessable.

            We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption "Legal Opinion".


                                             Yours truly,



  PDG, Jr.